EXHIBIT 99.1

Tuesday Morning Corporation Announces Second Quarter Fiscal 2019 Results

  Net sales increased 1.4% to $338.4 million; Comparable store sales increased 1.9%
  Gross margin increased 280 basis points
  Operating income increased 96% to $16.3 million, net income increased 84% to $16.0 million, and adjusted EBITDA increased 47% to $24.4 million
  Announces amendment and five-year extension of its revolving credit facility
  Provides updated fiscal year 2019 outlook

DALLAS, Jan. 31, 2019 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ: TUES) today reported net income of $16.0 million, or $0.35 per share, for the second quarter of fiscal 2019 compared to net income of $8.7 million, or $0.19 per share, for the second quarter of fiscal 2018.  Adjusted EBITDA, a non-GAAP measure, was $24.4 million for the second quarter of fiscal 2019, compared to Adjusted EBITDA of $16.6 million for the prior year period, primarily driven by the change in net income as compared to the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Steve Becker, Chief Executive Officer, stated, “We are pleased with the significant profit improvement in the holiday quarter.  We delivered positive comparable sales while continuing to reduce our reliance on traditional ad events, and drove strong operational improvements across our business resulting in meaningful increases in net income and adjusted EBITDA.  These results were driven in part by a 280 basis point expansion in our gross margin as we reduced markdowns and improved product margin, partially due to lower levels of promotional inventory associated with the reduction in the size of our traditional ad events.   We are seeing the benefits of our strategic initiatives across our business and we look forward to making continued progress.”

Second Quarter Fiscal 2019 Results of Operations

  Net sales were $338.4 million, compared to $333.8 million for the second quarter of fiscal 2018.

  Comparable store sales increased 1.9% compared to the same period a year ago, and were comprised of a 1.1% increase in customer transactions along with a 0.8% increase in average ticket.  During the second quarter, three stores were relocated, two stores were opened, and one store was closed, for an ending store count of 720 as of December 31, 2018.  Sales at stores relocated during the past 12 months increased approximately 46% on average for the second quarter of fiscal 2019 as compared to the prior year quarter and contributed approximately 170 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.  Although the Company had one more traditional ad event in the second quarter this year as compared to the prior year period, the total inventory buy and advertising spend supporting these events were less in the current year period as compared to the prior year period, resulting in reduced sales, negatively impacting comparable store sales results for the quarter.

  Gross margin for the second quarter of fiscal 2019 was 34.5% compared to 31.7% last year.  Gross profit increased $11.0 million to $116.7 million compared to $105.7 million of gross profit for the second quarter of fiscal 2018.  The increase in gross margin was driven by continued improvements in initial merchandise mark-up, partially resulting from the Company’s strategy to reduce reliance on its traditional ad events, reduced markdowns, and lower supply chain costs.  Partially offsetting these improvements were increased freight costs, largely due to transportation cost headwinds along with increased volumes year over year.

  As a percentage of net sales, SG&A was 29.7% for the second quarter of fiscal 2019 compared to 29.2% in the same period last year, deleveraging approximately 50 basis points.  Selling, general and administrative expenses (SG&A) increased $3.0 million to $100.4 million in the second quarter of fiscal 2019, compared to $97.4 million in the same period last year.  This increase in SG&A was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, along with increased advertising costs, incentive compensation and retention costs, and was partially offset by reduced store labor costs, which leveraged as a percentage of net sales.

  The Company’s operating income for the second quarter of fiscal 2019 was $16.3 million, compared to operating income of $8.3 million in the second quarter of fiscal 2018, an improvement of 96%.

  The Company reported net income of $16.0 million, or $0.35 per share, for the second quarter of fiscal 2019 compared to net income of $8.7 million, or $0.19 per share, for the second quarter of fiscal 2018, an improvement of 84%.

  EBITDA, a non-GAAP measure, was $23.3 million for the second quarter of fiscal 2019, compared to EBITDA of $15.2 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was $24.4 million for the second quarter of fiscal 2019, compared to Adjusted EBITDA of $16.6 million for the prior year period, primarily driven by the change in net income as compared to the prior year period, resulting in an improvement of 47%.  A reconciliation of GAAP and non-GAAP measures is provided below.

Six Months ended December 31, 2018 Results of Operations

  Net sales were $565.7 million, compared to $552.6 million for the first six months of fiscal 2018.

  Comparable store sales increased 2.6% compared to the same period a year ago, and were comprised of a 1.4% increase in customer transactions along with a 1.2% increase in average ticket.  During the first six months of fiscal 2019, 10 stores were relocated, four stores were opened, one store was expanded, and 10 stores were closed, for an ending store count of 720 as of December 31, 2018.  Sales at stores relocated during the past 12 months increased approximately 51% on average for the first six months of fiscal 2019 as compared to the prior year quarter and contributed approximately 210 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross margin for the first six months of fiscal 2019 was 35.2% compared to 33.2% last year.  Gross profit increased $15.6 million to $199.2 million compared to $183.6 million of gross profit in the first six months of fiscal 2018.  The increase in gross margin for the quarter was driven by continued improvements in initial merchandise mark-up, partially resulting from the Company’s strategy to reduce reliance on its traditional ad events, reduced markdowns, and lower supply chain costs.  Partially offsetting these improvements were increased freight costs, largely due to transportation cost headwinds along with increased volumes year over year.

  As a percentage of net sales, SG&A was 33.7% for the first six months of fiscal 2019 compared to 33.9% in the same period last year, leveraging approximately 20 basis points.  Selling, general and administrative expenses (SG&A) increased $3.0 million to $190.4 million in the first six months of fiscal 2019, compared to $187.4 million in the same period last year.  This increase in SG&A was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, along with increased incentive compensation and retention costs, and was partially offset by reduced store labor costs, which leveraged as a percentage of net sales.

  The Company’s operating income for the first six months of fiscal 2019 was $8.7 million, compared to an operating loss of $3.7 million in the first six months of fiscal 2018, an improvement of over 300%.

  The Company reported net income of $7.9 million, or $0.17 per share, for the first six months of fiscal 2019 compared to a net loss of $3.6 million, or $0.08 per share, for the first six months of fiscal 2018, an improvement of over 300%.

  EBITDA, a non-GAAP measure, was $22.4 million for the first six months of fiscal 2019, compared to EBITDA of $9.7 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was $24.3 million for the first six months of fiscal 2019, compared to Adjusted EBITDA of $12.5 million for the prior year period, primarily driven by the change in net income as compared to the prior year period, resulting in an improvement of 94%.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the second quarter of fiscal 2019 with $6.1 million in cash and cash equivalents.  The Company had $5.0 million outstanding under its line of credit with availability on the line of $93.7 million.  Inventories at the end of the second quarter of fiscal 2019 were $226.9 million compared to $220.0 million at the end of the second quarter of fiscal 2018.  The Company’s inventory turnover for the trailing five quarters as of December 31, 2018 was 2.7 turns, an improvement of approximately 4% from the trailing five quarter turnover as of December 31, 2017 of 2.6 turns.

Amendment to Extend Revolving Credit Facility
On January 30, 2019, the Company amended its $180.0 million asset-based revolving credit facility to extend the maturity to January 30, 2024 on terms substantially similar to its existing agreement.  The credit facility originally was scheduled to mature on August 18, 2020.

Fiscal Year 2019 Outlook
Based on its first half comparable store sales results, and the continued strategy to reduce the reliance on its traditional ad events, as well as more moderate real estate activity than originally expected, the Company has revised its guidance for fiscal 2019 and currently expects comparable store sales for fiscal 2019 to increase 2% to 3%.  Based on corresponding higher gross margin and otherwise better than expected first half performance, the Company now expects their Net Loss to be approximately $8 million to $12 million, EBITDA to be approximately $17 million to $21 million, and expects Adjusted EBITDA to be approximately $21 million to $25 million, a significant improvement compared to fiscal 2018.  A reconciliation of GAAP and non-GAAP measures is provided below.

In response to the current real estate environment, the Company has adjusted its store activity for the year and currently plans to open 10 to 12 new stores, relocate 12 to 15 stores, expand one store and close 20 to 25 stores in fiscal 2019.  Net capital expenditures for fiscal 2019 are expected to be in the range of approximately $12 million to $15 million.   The Company currently anticipates its fiscal 2019 ending net debt balance to be at or below its fiscal 2018 ending position.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates approximately 710 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review second quarter fiscal 2019 financial results and provide a general business update today, January 31, 2019, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, January 31, 2019 through 10:59 a.m., Central Time, Sunday, February 3, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 3365532.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, EBITDA and Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of EBITDA and Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they describe management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations, future financial position, and their current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release also include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, EBITDA and Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of the Company’s store base, real estate strategy and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended December 31,		Six Months Ended December 31,

	2018	2017	2018	2017

	(unaudited)		(unaudited)

Net sales	$338,418	$333,807	$565,731	$552,564
Cost of sales	221,673	228,122	366,568	368,929
Gross profit	116,745	105,685	199,163	183,635

Selling, general and administrative expenses	100,437	97,409	190,442	187,353

Operating income/(loss)	16,308	8,276	8,721	(3,718)

Other income/(expense):
Interest expense	(767)	(542)	(1,355)	(980)
Other income, net	242	371	432	728
Income/(loss) before income taxes	15,783	8,105	7,798	(3,970)

Income tax benefit	(223)	(587)	(99)	(408)

Net income/(loss)	$16,006	$8,692	$7,897	$(3,562)

Earnings per share
Income/(loss) per common share:
Basic	$0.35	$0.19	$0.17	$(0.08)
Diluted	$0.35	$0.19	$0.17	$(0.08)

Weighted average number of common shares:
Basic	44,733	44,260	44,612	44,173
Diluted	44,736	44,263	44,618	44,173

Consolidated Balance Sheets
(in thousands)
		December 31,	June 30,	December 31,
		2018	2017	2017
		(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents		$6,121	$9,510	$9,409
Inventories		226,903	234,365	220,018
Prepaid expenses		5,517	6,301	6,681
Other current assets		2,244	1,206	2,970
Total Current Assets		240,785	251,382	239,078
Property and equipment, net		114,887	121,117	122,031
Deferred financing costs		513	671	829
Other assets		3,143	3,086	2,306
Total Assets		$359,328	$376,256	$364,244

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable		$79,438	$88,912	$94,760
Accrued liabilities		56,606	41,765	48,653
Income taxes payable		135	66	154
Total Current Liabilities		136,179	130,743	143,567

Borrowings under revolving credit facility		5,000	38,480	—
Deferred rent		23,444	22,883	19,593
Asset retirement obligation — non current		3,002	3,100	3,100
Other liabilities — non current		1,786	796	874
Total Liabilities		169,411	196,002	167,134

Stockholders' equity		189,917	180,254	197,110
Total Liabilities and Stockholders' Equity		$359,328	$376,256	$364,244

Consolidated Statement of Cash Flows
(in thousands)
		Six Months Ended December 31,

		2018	2017

		(unaudited)
Cash flows from operating activities:
Net Income/(loss)		$7,897	$(3,562)
Adjustments to reconcile net income/(loss) to net
cash provided by operating activities:
Depreciation and amortization		13,283	12,724
Amortization of financing costs		158	157
Gain on disposal of assets		(18)	(59)
Gain on sale-leaseback transaction		-	(371)
Share-based compensation		1,832	1,946
Construction allowances from landlords		598	3,503
Change in operating assets and liabilities:
Inventories		7,389	1,774
Prepaid and other assets		(42)	(1,391)
Accounts payable		(15,244)	14,433
Accrued liabilities		15,869	7,488
Deferred rent		(38)	2,760
Income taxes payable		73	147
Other liabilities — non-current		957	661
Net cash provided by operating activities		32,714	40,210

Cash flows from investing activities:
Capital expenditures		(8,067)	(19,532)
Purchase of intellectual property		(273)	(13)
Proceeds from sale of assets		21	59
Net cash used in investing activities		(8,319)	(19,486)

Cash flows from financing activities:
Proceeds under revolving credit facility		86,600	87,800
Repayments under revolving credit facility		(120,080)	(118,300)
Change in cash overdraft		5,770	13,001
Payments on capital leases		(81)	(79)
Purchase of treasury stock		-
Proceeds from exercise of common stock options		7	-
Net cash used in financing activities		(27,784)	(17,578)

Net increase/(decrease) in cash and cash equivalents		(3,389)	3,146

Cash and cash equivalents, beginning of period		9,510	6,263

Cash and cash equivalents, end of period		$6,121	$9,409

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company believes are not representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Income/(Loss) to Non-GAAP EBITDA and Adjusted EBITDA:

The following table reconciles actual net income/(loss), the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Net income/(loss) (GAAP)	$16,006	$8,692	$7,897	$(3,562)
Depreciation and amortization	6,729	6,516	13,283	12,724
Interest expense, net	760	530	1,335	965
Income tax benefit	(223)	(587)	(99)	(408)
EBITDA (non-GAAP)	$23,272	$15,151	$22,416	$9,719
Share-based compensation expense (1)	1,108	1,171	1,832	1,946
Cease-use rent expense (2)	7	449	72	794
Stockholder nominations related expenses (3)	—	29	—	408
Gain on sale of assets (4)	—	(186)	—	(371)
Adjusted EBITDA (non-GAAP)	$24,387	$16,614	$24,320	$12,496

(1)  Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.
(2)  Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.
(3)  Adjustment includes only certain incremental expenses which relate to the stockholder nominations as described in the Company’s Preliminary and Definitive Proxy Statements filed with the SEC on September 25, 2017 and October 5, 2017, respectively.
(4)  Adjustment includes the deferred gain recognized from the sale-leaseback transaction which occurred in the fourth quarter of fiscal 2016.

The following table reconciles expected fiscal 2019 net loss, the most directly comparable GAAP financial measure, to expected full year EBITDA and expected full year Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in millions)	Fiscal 2019 Outlook
	Low end	High end
Net loss (GAAP)	$(12)	$(8)
Depreciation and amortization	27	27
Interest expense, net	2	2
Income tax provision	—	—
EBITDA (non-GAAP)	$17	$21
Share-based compensation expense (1)	4	4
Cease-use rent expense (2)	—	—
Adjusted EBITDA (non-GAAP)	$21	$25

(1)  Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.
(2)  Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.

INVESTOR RELATIONS:
Farah Soi / Caitlin Churchill
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Churchill@icrinc.com

MEDIA:
Blynn Austin
PERRY STREET COMMUNICATIONS
214-965-9955
BAustin@perryst.com